EXHIBIT 99.1


FOR IMMEDIATE RELEASE         CONTACT:

                              Karl D. Gerhart     (610) 320-8437
                              Mark R. McCollom    (610) 208-6426
                              Linda Hagginbothom  (610) 320-8498


                        SOVEREIGN EXPECTS
                    1ST QUARTER INCOME UP 25%

          WYOMISSING, PA....Sovereign Bancorp, Inc. ("Sovereign")
(NASDAQ/NMS:SVRN). Jay S. Sidhu, President and Chief Executive Officer of Sovereign, today indicated that Sovereign expects its net income for the first quarter of 1998, excluding one-time acquisition related charges related to its acquisition of ML Bancorp, Inc., to be approximately $38.7 million, up 26% over first quarter 1997. Diluted Earnings Per Share ("EPS"), excluding the one-time acquisition related charges, are expected to be about $0.26 per share, or an increase of approximately 22% from the first quarter of 1997. Prior to the adjustment for the 6-for-5 stock split, payable on April 15, 1998, EPS would be $0.31 per share. These numbers are consistent with the consensus of analyst estimates.

     Sovereign's full earnings release will be issued early next week. Sovereign is a proforma $19.0 billion holding company based in Wyomissing, Pennsylvania and is third largest financial institution headquartered in Pennsylvania with proforma 190 Community Banking Offices operating in eastern Pennsylvania, northern Delaware and New Jersey. Today, Tuesday, April 14, 1998, Sovereign's common stock closed at $22.1875 and its preferred stock closed at $157.75.

                            -THE END-